EXHIBIT 10.35
FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT BY AND BETWEEN
FIRST INDUSTRIAL REALTY TRUST, INC.
AND GERALD A. PIENTKA
     WHEREAS, First Industrial Realty Trust, Inc. (“FR”) and Gerald Pientka have entered into that certain Employment Agreement dated January 30, 2006 (the “Agreement”); and
     WHEREAS, FR and the Executive desire to amend certain provisions of the Agreement in order to bring such provisions into compliance with the applicable provisions of Section 409A of the Internal Revenue Code of 1986, as amended (and guidance issued thereunder).
     NOW, THEREFORE, BE IT RESOLVED that, effective as of the 29th day of December, 2008, the Agreement be and is hereby amended in the following particulars:
     1. A new Section 5(f) is added that states as follows:
“In the event of a possible payment of the Severance Payment under Section 4(a), 4(c), 4(d) or 4(e):
          (i) the termination that gave rise to Severance Payment must constitute a ‘separation from service’ as determined under Treas. Reg. Section 1.409A-1(h) before such Severance Payment may be paid;
          (ii) such Severance Payment must be paid by March 15 of the year after the year in which the termination occurred; and
          (iii) notwithstanding any provision in the Agreement to the contrary if, as of the effective date of your termination of employment, your are a “Specified Employee,” then, only to the extent required pursuant to Code Section 409A(a)(2)(B)(i), payments due under this Agreement which are deemed to be deferred compensation shall be subject to a six (6) month delay following your separation from service. For purposes of Code Section 409A, all installment payments of deferred compensation made hereunder, or pursuant to another plan or arrangement, shall be deemed to be separate payments and, accordingly, the aforementioned deferral shall only apply to separate payments which would occur during the six (6) month deferral period and all other payments shall be unaffected. All delayed payments shall be accumulated and paid in a lump-sum catch-up payment as of the first day of the seventh-month following separation from service (or, if earlier, the date of your death) with all such delayed payments being credited with interest (compounded monthly) for this period of delay at the per annum rate of two percent (2%) in excess of the per annum rate publicly announced, from time to time, by JPMorgan Chase Bank, N.A. (or its successor) as its “prime” or “base” or “reference” rate of interest; provided, however, that if the interest rate set forth above exceeds the highest legally permissible interest rate, then the interest rate shall be reduced to the level of the highest legally permissible interest rate. Any portion of the benefits hereunder that were not otherwise due to be paid during the six-month period following the termination shall be paid to you in accordance with the payment schedule established herein.”
     2. Section 8 is hereby amended by adding the following sentence to the end of the Section:
“Any amounts to be paid or reimbursed by FR to you under this Section shall be paid to you by March 15 of the year after the year in which the arbitrator renders its decision.”
     IN WITNESS WHEREOF, this Amendment has been executed as of the date first above written.
FIRST INDUSTRIAL REALTY TRUST, INC.

By:	John H. Clayton	/s/ Gerald A. Pientka

	Its: Vice President — Corp. Legal	GERALD A. PIENTKA

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